Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-173168, 333-173170, 333-173171, 333-173173 and 333-183326 on Form S-8 of our reports dated February 16, 2017, relating to the consolidated financial statements and financial statement schedule of Huntington Ingalls Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
February 16, 2017